Exhibit 99.1

Media Contact: Kevin Donovan Bottomline Technologies 603.501.5240 kdonovan@bottomline.com

Bottomline Technologies to Acquire Andera

Market-Leading Innovator in Customer Acquisition Solutions to Extend Bottomline’s Digital Banking Platform

PORTSMOUTH, N.H. – MARCH 31, 2014 – Bottomline Technologies (NASDAQ: EPAY), a leading provider of cloud-based payment, invoice and digital banking solutions, today announced it will acquire Andera, a provider of innovative customer acquisition solutions. Andera has helped its over 500 bank and credit union customers process more than 4.5 million new account applications online. Andera’s oFlows platform was named “Best of Show” at Finovate four times and Bank Technology News recently named Andera one of the “Top 10 Tech Companies to Watch.”

As the digital channel emerges as customers’ preferred way to do business with banks, financial institutions are investing in web-based technologies to sell, service and engage with their customers. Andera’s market-leading customer acquisition solutions enable financial institutions to accelerate revenue growth through their intuitive online account opening and customer engagement capabilities.

“Our strategy is to help financial institutions grow by acquiring and deepening customer relationships through digital channels. Andera’s innovative solutions will enable our clients to grow revenues and compete and win in digital banking,” said Norm DeLuca, General Manager of Banking and Financial Services at Bottomline.

“We are delighted to welcome the customers and employees of Andera to Bottomline,” said Rob Eberle, President and CEO of Bottomline Technologies. “With the acquisition of Andera, we once again extend our portfolio of world-class payments and digital banking solutions.”

“Bottomline’s market position as a leading provider in digital banking will allow our company to go to the next level. Jointly, we share a commitment to innovation, the opportunity of the digital channel and to delivering customer delight,” said Charlie Kroll, CEO of Andera.

The acquisition, representing approximately $44.5 million in cash and 102,000 shares of Bottomline stock, will be accretive to Fiscal 2015 core net income. The revenue contribution from the transaction is expected to be $2 million in the fourth quarter of Fiscal 2014 and $10 million in Fiscal 2015. From a core income perspective, the transaction is expected to be 2 cents dilutive in the fourth quarter, break-even in the first quarter of Fiscal 2015 and accretive by 2 cents in Fiscal 2015. Additional financial details of the transaction will be provided on Bottomline’s third quarter Fiscal 2014 earnings conference call.

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) provides cloud-based payment, invoice and digital banking solutions to corporations, financial institutions and banks around the world. The company’s solutions are used to streamline, automate and manage processes involving payments, invoicing, global cash management, supply chain finance and transactional documents. Organizations trust Bottomline to meet their needs for cost reduction, competitive differentiation and optimization of working capital. Headquartered in the United States, Bottomline also maintains offices in Europe and Asia-Pacific. For more information, visit www.bottomline.com.

About Andera

Andera is a Software as a Service company that simplifies account opening and lending for banks and credit unions with its award-winning oFlows platform. The company has opened millions of accounts for hundreds of banks and credit unions across the nation.

Bottomline Technologies and the Bottomline Technologies logo are trademarks of Bottomline Technologies (de), Inc. which may be registered in certain jurisdictions. All other brand/product names may be trademarks of their respective owners.

Cautionary Language

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements reflecting our expectations about our ability to execute on our growth plans. Any statements that are not statements of historical fact (including but not limited to statements containing the words “believes,” “plans,” “anticipates,” “expects,” “look forward”, “confident”, “estimates” and similar expressions) should be considered to be forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors including, among others, competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions. For additional discussion of factors that could impact Bottomline Technologies’ operational and financial results, refer to our Form 10-K for the fiscal year ended June 30, 2013 and any subsequently filed Form 10-Q’s and Form 8-K’s or amendments thereto. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.